Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

FIRST-QUARTER 2006 EARNINGS

Safeway reports strong sales and earnings

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA – April 27, 2006

Results From Operations

Safeway Inc. today reported net income of $142.9 million ($0.32 per diluted share) for the first quarter ended March 25, 2006 compared to $131.3 million ($0.29 per diluted share) for the first quarter of 2005.

Sales and Other Revenue

Total sales and other revenue increased 3.2% to $8.9 billion in the first quarter of 2006 compared to $8.6 billion in the first quarter of 2005, despite the fact that Easter holiday sales occurred in the first quarter of 2005 but did not occur until the second quarter of 2006. Identical-store sales increased 2.7% for the first quarter of 2006. Excluding the effect of fuel sales, identical-store sales increased 1.5%.

“We are pleased with our results this quarter,” said Steve Burd, Chairman, President and CEO. “As expected, the momentum we built in 2005 has continued into the first quarter of 2006. Taking into account the timing of the New Year’s and Easter holidays, our identical-store sales increase of 1.5% is consistent with our guidance of 3% for the year. We also produced double-digit earnings growth while absorbing a number of significant cost increases.”

Gross Profit

Gross profit increased to $2.6 billion in the first quarter of 2006 from $2.5 billion in the first quarter of 2005. Gross profit margin declined 12 basis points to 29.10% of sales in the first quarter of 2006 compared to 29.22% in the first quarter of 2005. Higher fuel sales (which have a lower gross margin) reduced gross profit by 30 basis points. The remaining net increase in gross profit margin of 18 basis points is due primarily to reduced shrink, partially offset by investments in pricing, higher advertising and higher energy costs.

Operating and Administrative Expense

Operating and administrative expense declined 27 basis points to 25.53% of sales in the first quarter of 2006 from 25.80% in the first quarter of 2005. This decline is primarily due to increased sales and lower employee costs, partly offset by higher energy costs and employee buyouts.

Interest Expense

Interest expense increased slightly to $93.0 million in the first quarter of 2006 compared to $90.3 million in the first quarter of 2005 due to higher average interest rates, partly offset by lower indebtedness.

Income Tax Expense

Income tax expense was $89.5 million, or 38.5% of pretax income, in the first quarter of 2006.

As previously announced, Safeway settled a federal income tax refund claim under which Safeway expects to receive approximately $316 million in cash in the second half of 2006. This settlement was not reached until after March 25, 2006 and, therefore, is not reflected in these first-quarter 2006 financial statements.

The expected federal tax refund of approximately $259 million will be recorded in the second quarter of 2006 as an increase to additional paid-in capital and will not be recorded in the income statement.

As of April 26, 2006, accrued interest on the federal tax refund, net of income tax, is approximately $57 million ($0.13 per diluted share). Accrued interest will be recorded in the second quarter of 2006 as a reduction of Safeway’s income tax expense. The final interest amount depends on the date of receipt of the cash.

Capital Expenditures

Safeway invested $413.5 million in capital expenditures in the first quarter of 2006. The company opened one new Lifestyle store and completed 24 Lifestyle remodels. For the year, the company expects to spend approximately $1.6 billion in capital expenditures, open approximately 20 to 25 new Lifestyle stores and complete approximately 280 Lifestyle remodels.

Cash Flow

Net cash flow from operating activities declined to $128.6 million in the first quarter of 2006 from $238.4 million in the first quarter of 2005 because of a decline in accounts payable and accrued liabilities. Accounts payable was a larger use of cash in the first quarter of 2006 compared to 2005.

Net cash flow used by investing activities, which consists principally of cash paid for property additions, was $414.7 million for the first quarter of 2006 compared to $204.9 million in 2005. The costs of the large number of Lifestyle projects completed late in the fourth quarter of 2005 were paid for in the first quarter of 2006. In addition, the company had higher purchases of land and buildings in the first quarter of 2006.

Financing activities provided net cash flow of $24.1 million in the first quarter of 2006 and $26.1 million in the first quarter of 2005.

Guidance

Safeway confirmed guidance for 2006 of $1.55 to $1.65 earnings per diluted share and $400 million to $600 million of free cash flow, both including any employee buyouts but excluding the impact of the recently announced favorable tax settlement. The company continues to expect non-fuel identical-store sales to grow 3% for the year.

Quarterly Dividend

On April 21, 2006 Safeway paid a dividend of $0.05 per common share to stockholders of record as of March 31, 2006. The payout was $22.5 million.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,772 stores in the United States and Canada and had annual sales of $38.4 billion in 2005. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing first-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PDT April 27, 2006. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, stock option expense, identical- store sales, comparable-store sales, capital expenditures, free cash flow, effects of restructuring labor contracts, Lifestyle stores, and the amount and timing of the receipt of federal income tax refunds and the interest thereon, and are indicated by words or phrases such as “guidance,” “on-going,” “expects,” “estimate,” and similar words or phrases. These statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, currency valuations, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, labor costs, labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future, unanticipated events or changes in future operating results, financial condition, real estate matters, including dispositions and impairments, or business over time, performance in new business ventures, or unfavorable legislative, regulatory, tax or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders on Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended
	March 25, 2006	March 26, 2005
Sales and other revenue	$8,894.6	$8,621.4
Cost of goods sold	(6,306.4)	(6,101.9)

Gross profit	2,588.2	2,519.5
Operating and administrative expense	(2,270.5)	(2,224.1)

Operating profit	317.7	295.4
Interest expense	(93.0)	(90.3)
Other income, net	7.7	7.7

Income before income taxes	232.4	212.8
Income tax expense	(89.5)	(81.5)

Net income	$142.9	$131.3

Basic earnings per share	$0.32	$0.29

Diluted earnings per share	$0.32	$0.29

Weighted average shares outstanding:
Basic	449.0	447.0

Diluted	451.0	449.6

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	March 25, 2006	Year-end 2005
ASSETS
Current assets:
Cash and equivalents	$110.9	$373.3
Receivables	318.9	350.6
Merchandise inventories	2,666.5	2,766.0
Other current assets	217.1	212.5

Total current assets	3,313.4	3,702.4

Total property, net	9,179.7	9,097.1
Goodwill	2,400.9	2,402.4
Other long-term assets	545.7	555.0

Total assets	$15,439.7	$15,756.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$102.4	$714.2
Current obligations under capital leases	40.5	39.1
Accounts payable	1,887.7	2,151.5
Other current liabilities	1,147.0	1,359.1

Total current liabilities	3,177.6	4,263.9

Long-term debt:
Notes and debentures	5,614.8	4,961.2
Obligations under capital leases	633.3	644.1

Total long-term debt	6,248.1	5,605.3
Other long-term liabilities	962.2	968.0

Total liabilities	10,387.9	10,837.2
Total stockholders’ equity	5,051.8	4,919.7

Total liabilities and stockholders’ equity	$15,439.7	$15,756.9

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	12 Weeks Ended
	March 25, 2006	March 26, 2005
OPERATING ACTIVITIES
Net cash flow from operating activities	$128.6	$238.4

INVESTING ACTIVITIES
Property additions	(413.5)	(216.1)
Proceeds from sale of property	18.2	24.0
Other	(19.4)	(12.8)

Net cash flow used by investing activities	(414.7)	(204.9)

FINANCING ACTIVITIES
Additions to short-term borrowings	40.0	—
Payments on short-term borrowings	—	(10.8)
Additions to long-term borrowings	706.9	151.0
Payments on long-term borrowings	(709.6)	(116.8)
Net proceeds from exercise of stock options	9.3	2.7
Dividends paid	(22.5)	—

Net cash flow from financing activities	24.1	26.1

Effect of changes in exchange rate on cash	(0.4)	(1.9)

(Decrease) increase in cash and equivalents	(262.4)	57.7

CASH AND EQUIVALENTS
Beginning of period	373.3	266.8

End of period	$110.9	$324.5

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	First Quarter
	2006	2005
Cash capital expenditures	$413.5	$216.1
Stores opened	1	7
Stores closed	4	8
Lifestyle remodels completed	24	28
Stores at end of period	1,772	1,801
Square footage (in millions)	80.8	82.2
Number of fuel stations at end of period	322	318
Fuel sales	$592.4	$491.9

TABLE 2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters March 25, 2006	A Year Ended December 31, 2005	B Quarter Ended March 25, 2006	C Quarter Ended March 26, 2005
Net income	$572.7	$561.1	$142.9	$131.3
Add (subtract):
Income taxes	295.9	287.9	89.5	81.5
Interest expense	405.3	402.6	93.0	90.3
Depreciation	940.6	932.7	218.4	210.5
Lifo (income) expense	(0.2)	(0.2)	2.3	2.3
Stock option expense	60.7	59.7	11.6	10.6
Property impairment charges	85.6	78.9	14.7	8.0
Equity in earnings of unconsolidated affiliates, net	(15.7)	(15.8)	(3.4)	(3.5)

Total Adjusted EBITDA	$2,344.9	$2,306.9	$569.0	$531.0

Total debt at March 25, 2006	$6,391.0
Less cash and equivalents in excess of $75.0 at March 25, 2006	35.9

Adjusted Debt	$6,355.1

Adjusted EBITDA as a multiple of interest expense	5.79
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00
Adjusted Debt to Adjusted EBITDA	2.71
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters March 25, 2006	A Year Ended December 31, 2005	B Quarter Ended March 25, 2006	C Quarter Ended March 26, 2005
Net cash flow from operating activities	$1,771.2	$1,881.0	$128.6	$238.4
Add (subtract):
Income taxes	295.9	287.9	89.5	81.5
Interest expense	405.3	402.6	93.0	90.3
Deferred income taxes	215.9	215.9	—	—
Net pension expense	(105.8)	(115.6)	(17.0)	(26.8)
Accrued claims and other liabilities	(43.7)	(44.1)	(16.8)	(17.2)
(Loss) gain on property retirements and lease exit costs	(14.5)	(13.6)	6.1	7.0
Changes in working capital items	(183.8)	(310.9)	282.0	154.9
Other	4.4	3.7	3.6	2.9

Adjusted EBITDA	$2,344.9	$2,306.9	$569.0	$531.0

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	First Quarter
	2006	2005	Forecasted Range Fiscal 2006*
Net cash flow from operating activities	$128.6	$238.4	$2,010.0	$2,090.0
Net cash flow used by investing activities	(414.7)	(204.9)	(1,610.0)	(1,490.0)

Free cash flow	$(286.1)	$33.5	$400.0	$600.0

*	Excludes proceeds from favorable income tax settlement

TABLE 5: SAME-STORE SALES INCREASES

	First Quarter 2006
	Comparable- Store Sales Increases	Identical- Store Sales Increases*
As reported	2.8%	2.7%
Excluding fuel sales	1.7%	1.5%

*	Excludes replacement stores